Exhibit 13.1

Piestro Regulation A TTW Materials

Video Transcript

Massimo Noja De Marco – CEO

Kevin Morris – COO

Evan Lowell – Lead Engineer

Massimo:

It’s no secret that the restaurant industry is going through tremendous changes. We still want restaurant quality food but in a much faster, convenient and safer way.

Kevin:

The definition of the kitchen in the restaurant of the future is changing. We believe that Piestro is perfectly positioned to help redefine the kitchen of the future.

Evan

The goal of our engineering was to create artisanal pizza quality with a futuristic twist. And I think it’s a great family experience to see this high tech thing that’s almost whimsical and fun spinning your pizza around and moving it up and down.

M

We joke around that Piestro is creating pizza performances – no, not cheesy like that! And yes, that was totally pun intended. But the performance is truly at the heart of this pizza company.

K

There’s a lot of other competitors in the food tech space and specifically in the pizza automation space but what they don’t have is experienced leaders like ours. Piestro is backed by global venture capital firm, wavemaker partners, which has over $400 million assets under management. Our team is made up of some of the leaders from kitchen automation and food technology including Miso Robotics the creator of Flippy the robot, and Kitchen United one of the first dark kitchens in the world.

M

We see our strategic advantage in 5 key points: extreme speed to market, major labor reduction, very low rent cost, huge profit margin and high consistency in the finished product.

K

In addition to launching piestro branded pods throughout the world. We also plan to partner with existing restaurants and pizza chains to help power their business to help them expand into new categories and also new locations and new audiences.

E

While we have all of this high quality engineering and robotics and a fun show while your pizza is getting made, the most important thing is that we’re going to hand-craft a pizza for you: it’s going to be delicious. And It’s going to come out fast

M

By blending artisanal pizza, touchless, fast, and fun experience. We believe this can be the future of robot investing. So like my grandfather used to say: come and get your slice of the pie!

Landing Page Copy

Piestro oversubscribed its Reg CF campaign in September. Join the waitlist to reserve shares in the company's Reg A+ Online Public Offering coming soon.

$12mm Valuation

$1,000 Min. Investment

Our relationship with food is fundamentally changing and restaurants can’t keep up.

Pizza Demand is on the Rise

Piestro has designed robots that make pizza at a fraction of the cost of traditional pizzerias.

By all but eliminating the retail footprint and labor costs associated with producing pizza, Piestro is able to maintain high quality ingredients in order to make better pizzas and offer them at lower prices to customers.

Lightning Fast

Each pizza will take 3 minutes to cook from start to finish.

Fun and Entertaining

We make your pizza right in front of you - serving not only food, but entertaining pizza experiences for the entire family.

Always Open

Robots are open 24 hours a day, 7 days a week!

Order Ahead

In a rush? Order ahead to have your pizza hot and ready when you get here.

Restaurant-Quality Pizza

Using our three decades of food and robotics experience, we created Piestro to cook artisanal pizzas with only the highest quality ingredients.

Piestro Locations

Food Courts

Shopping Malls

University Campuses

Office Complexes

White Label Pizza Experiences with Regional and Nationwide Pizza Chains

Powered By Piestro allows for existing brick & mortar chains to expand geographic and demographic reach at a lower cost

A Dual Revenue Stream Approach

Piestro is Led by a Seasoned Team of Food and Robotics Experts

Massimo De Marco

CEO

Founder @ Kitchen United

COO @ PH+E Consulting

Kevin Morris

COO

•	CFO @ Miso

•	CFO/COO @ DSTLD

•	American Airlines

Evan Lowell

Lead Engineer

•	Sensata Technologies

•	Agilent Technologies Tessolar

John Stubbs

Head of Strategy

•	Wavemaker Partners

•	Graze Autonomous Mowers

•	Canyon Creek Capital

Kimberly Ng

Head of Business Operations

•	Wavemaker Partners

•	Rubicon Project

•	Lion Capital

Buck Jordan

Strategy Advisor

•	Managing Partner, Wavemaker Partners

•	CEO Miso Robotics

•	53 Venture Investments, 8 Exits

Jeffrey Kalt

Restaurants & Operation Advisor

•	CEO, Caliburger

•	Co-Founder, Kitchen United

•	President, Epicurean Concepts

Wavemaker Partners

LEAD INVESTOR

Top 10% early-stage venture capital firm with $400mm AUM

Wavemaker is a top 10% early-stage venture capital firm founded in 2003. It is headquartered in Los Angeles and Singapore and manages over US$400M in assets.

FUTURE LABS VI, INC. (D/B/A PIESTRO) IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM https://www.sec.gov/Archives/edgar/data/1734242/000110465920103878/tm2025493d1_partiiandiii.htm.

Digital Ad Copy

Piestro Pizza

Piestro is combining the artisanal pizza experience with a futuristic twist. Using our three decades of food and robotics experience, we created Piestro to cook artisanal pizzas with only the highest quality ingredients.

Learn more about the future of the pizza industry and Piestro’s upcoming Series A campaign.

Piestro oversubscribed its public seed round last month. Join the waitlist to reserve shares in Piestro’s Series A Offering coming soon.

Reserve Shares

Email Marketing

Piestro's Campaign is Live

After fully oversubscribing the company’s $1.07mm Reg CF round from over 1,950 investors around the world, Piestro decided to launch a Reg A+ campaign on StartEngine! Given the investor demand during Piestro's previous campaign, we are sending this update to the Piestro community for early access ahead of any larger marketing and PR campaigns.

As a recap, Piestro provides a high-quality artisanal pizza experience and solves the two biggest problems in traditional restaurants: expensive labor and real estate costs. A Piestro Pizzeria is roughly the size of two vending machines and is fully autonomous, which requires no employees to operate, while the average pizza restaurant has over 9 employees. Here are some other investment highlights:

•	Backed by lead investor, Wavemaker Partners, a global Venture Capital fund with $400M AUM, and Wavemaker Labs, a food automation focused venture studio.

•	A seasoned team of food and robotics experts made up of executives and founders from Miso Robotics, Kitchen United, SBE Entertainment Group, Graze Autonomous Mowers, and Wolfgang Puck.

•	Serving the most popular food in the US, pizza ($46.3B), with a dual go-to-market approach: operating our own Piestro units and providing existing pizzerias with the ability to white label Piestro units to grow their market share for a fraction of the cost.

Reserve shares today to join Piestro’s powerhouse team on their mission to disrupt a Global Pizza Market projected to hit $233b by 2023.

UPDATE: Over $100k in Reservations!

Campaign Milestone

Piestro is pleased to announce that the company has already received over $100k in reservations. The company couldn't be more excited to reach this milestone so early in the campaign!

Pizza is the most popular food in the US and on any given day, about 13% (or 1 in 8) of Americans eat pizza. Piestro provides a high-quality artisanal pizza experience and solves the two biggest problems in traditional restaurants: expensive labor and real estate costs. A Piestro unit is roughly the size of two vending machines and is fully autonomous requiring no employees to operate, as opposed to the average pizza restaurant's 10+ employees.

Reserve shares today to join Piestro's powerhouse team on their mission to disrupt a Global Pizza Market projected to hit $233b by 2023.

Start Engine Profile Page

Piestro

The Future of Artisanal Pizza

Our goal is that Piestro will be a robotic pizza shop able to deliver high-quality artisanal pizzas within 3 minutes. Our fully-automated machines are being designed with the aim of allowing for zero contact food preparation, zero food waste, consistent quality, and a much lower cost of operation. With our innovative design, Piestro will be introducing a new economic paradigm for food.

Reasons to Invest

•	Backed by lead investor, Wavemaker Partners, a global Venture Capital fund with $400M AUM and Wavemaker Labs, a food automation focused venture studio.

•	A seasoned team of food and robotics expertise made up of executives and founders from Miso Robotics, Kitchen United, SBE Entertainment Group, Graze Autonomous Mowers, and Wolfgang Puck.

•	Serving the most popular food in the US, pizza ($46.3B), with a dual go-to-market approach: operating our own Piestro units and providing existing pizzerias with the ability to white label Piestro units to grow their market share for a fraction of the cost.

“A revolutionary high quality pizzeria without the high operational costs”

Fully oversubscribed Reg CF raise with 1,950+ investors

Raised $1.07M

*The photos included are of Piestro's first functioning prototype. The Piestro pizzeria is not currently available on the market and in development.

THE PROBLEM

Full-service pizza restaurants are expensive to run and have slim margins

Operating a full-service Pizza restaurant doesn’t leave you with a lot of leftover dough.

The profit margins of a full-service restaurant are extremely low, at approximately 5-10%, due to high real estate and labor costs. According to a survey from Restaurant Owner, restaurant startup costs range anywhere between $175,500 and $750,500, with the median cost at $375,000. Restaurant opening costs have a mean of about $450 per square foot. Additionally, most restaurants have high labor costs due to labor shortage, high turnover rates and rising wages. In fact, it can cost over $3,500 to hire and train a new staff member, so employee retention is crucial. Labor costs for pizza restaurants average at about 31.3%.

THE SOLUTION

Piestro: A revolutionary, high quality pizzeria without the high operational costs

Piestro provides a high quality artisanal pizza experience and solves the two biggest problems in traditional restaurants: expensive labor and real estate costs. A Piestro Pizzaria is roughly the size of two vending machines and is fully autonomous, requiring no employees to operate, as opposed to the average pizza restaurant’s 9.4 employees. While the time to launch a traditional restaurant is about 9-12 months, with Piestro, we believe based with our initial prototype that an existing pizza chain can have our pod up and running within two weeks, subject to regulatory approval, at a cost of only $50,000, which is about ⅙ of the median total restaurant startup cost.

The Artisanal Pizza Experience with a Futuristic Twist

The average hourly and annual wages of a restaurant cook were $13.06 and $27,170 in 2018, respectively. For typical restaurants that employ 9.4 employees, payroll costs would be a minimum of $271,700 annually. Piestro requires no labor to operate as it is fully automated, and only needs a part-time employee to service and refill ingredients periodically, which is expected to cost approximately $7,500 per year based on our initial prototype.

THE MARKET

Pizza is the most popular food in the US and chain pizzerias statistically take preference

Pizza is the #1 most popular food in the US and on any given day, about 13% (or 1 in 8) of Americans eat pizza. Piestro’s target market is millennials and generation Z. According to a recent study, 32% of millennials and 41% of Gen Z-ers are willing to pay premium prices for sustainably sourced ingredients like ours. Pizza is also popular on social media, which means it resonates with our target customers. In fact, the hashtag “#pizza” has been used 49.6 million times on Instagram. As per a study by Gousto, a British meal kit retailer, Pizza is the #1 most popular food on Instagram with 37.9M posts.

Pizza is the #1 most popular food in the US. On any given day, about 13% of Americans Eat Pizza.

The Global Pizza Market was worth $154.8B in 2019 and is projected to hit $233.3B by 2023. The US accounted for a 30% market share and was worth $46.3B. The US market is projected to hit $53.8B in 2023, with a 3.9% annual growth rate from 2019 to 2023. Chain pizzerias accounted for 60% of the pizza market with $27.8B in revenue and 3.17% year over year sales growth, while independent pizza restaurants earned $18.5B in revenue, and held a 40% market share and experience -1.33% year over year sales growth. (Source: PMQ Magazine)

Backed by a venture capital fund with a proven track record investing in robotics companies

Piestro is a Wavemaker-backed company and was incubated by Wavemaker Labs, providing it access to seed capital and an experienced team of engineers and business professionals. This means Piestro has access to top engineering talent and tools without burning high amounts of cashflow in the early stages of the company. Additionally, Piestro is able to leverage the administrative and business development teams at Wavemaker Labs for hiring, raising capital, building partnerships and finding customers.

To date, Wavemaker Labs has empowered Piestro to build its first prototype, helped source its executive and operating team, retain several advisors in the robotics and restaurant industries, and begin conversations with several potential partners and customers whom we hope to announce during this campaign.

WHAT WE DO

Robotics-run pizza shops that provide customers with restaurant-quality pizzas in minutes

Piestro is an automated robotic pizza shop that delivers high-quality artisanal pizzas within 3 minutes. Because robots don’t sleep, we are able to keep our shops open 24/7 and customers have the option to order ahead, so that pizza is ready when they arrive.

On vending machines, we don’t consider ourselves to be part of this ‘trend.’ Piestro is truly an automated pizzeria – we aren’t frozen food, and we don’t compromise on taste for speed. We are a true producer of artisanal pizza with restaurant level quality that past machines simply didn’t deliver in terms of key components like flavor, texture and ingredients.

With three decades of food and robotics expertise, we have designed Piestro to be able to cook restaurant-quality pizzas, using the highest quality ingredients, right in front of you - a fun and entertaining experience for the whole family! Piestro is currently in the prototype and development phase.

THE BUSINESS MODEL

From pizzeria to white-label partnerships

Dual Go to Market Approach:

•	Phase 1: We sell Pizzas directly to customers, freshly made by our very own Piestro units

•	Phase 2: Selling white-labelled Piestro units to pizza chains looking to expand their footprint with minimal capex and risk

HOW WE ARE DIFFERENT

Revolutionary technology to deliver high quality pizza at fast food prices

Piestro eliminates expensive real estate and labor costs so that we can focus more on the quality of our ingredients, and deliver artisanal pizza at fast food prices, in as little as 3 minutes!

THE VISION

White Label Pizza Experiences with regional and nation-wide pizza chains

OUR TEAM

A team of experienced robotics engineers with a track record of building multi-million dollar companies

Our founder and CEO, Massimo Noja De Marco, is the co-founder of Kitchen United, which raised $50M at a $140M valuation (Source: Kitchen United Pitchbook Profile). De Marco was named one of the top 10 restaurant innovators in National Restaurant News power list. De Marco’s company, Wavemaker Labs, is a corporate and robotics innovation venture studio with a strong track record of building commercially successful robotics companies like Miso Robotics and Graze.

Our team of experienced robotics engineers helped build Miso Robotics and is ready to tackle our next venture with Piestro!

A seasoned team of food and robotics experts led by:

Massimo de Marco

CEO

Founder @ Kitchen United

COO @ PH+E Consulting

Gennadiy Goldenshteyn

Advisor

Founder and Principal Consultant at First Prnciples LLC

Ryan Sinnet

Advisor

Co-founder and CTO of Miso Robotics

Jeffrey Kalt

Advisor

CEO of CaliBurger

WHY INVEST

Join our successful team as we blend and shape the future of the robotics and fast-food pizza industry

Our team believes that crowdfunding provides the opportunity to democratize an otherwise private asset class that was previously reserved for high net worth individuals. Piestro is a consumer facing business, so we are crowdfunding to garner excitement and support directly from our potential end-customers.

The high touch nature of equity crowdfunding campaigns allows us to connect with our customers and take into account their input and opinions throughout the development process, so that we can continue to improve our product and end-to-end customer experience.

FUTURE LABS VI, INC. (D/B/A PIESTRO) IS TESTING THE WATERS UNDER TIER 2 OF REGULATION A. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC.

YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM https://www.sec.gov/Archives/edgar/data/1734242/000110465920103878/tm2025493d1_partiiandiii.htm.

THIS WEBPAGE MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Meet our Team

Massimo Noja De Marco

Chief Executive Officer

Our founder and CEO, Massimo Noja De Marco, has 25+ years of hospitality operations experience. Prior to Piestro, Massimo was the co-founder of Kitchen United, a successful cloud kitchen company, which raised $50M in venture capital and was most recently valued at $140M. Prior to that, Massimo owned and operated PH+E, a boutique cross-border consulting firm focused on opening restaurants, hotels, and bars. Massimo dedicates 10-15 hours to the company per week.

Kevin Morris

Chief Operating Officer

Our COO, Kevin Morris, also serves as the CFO of Miso Robotics, the company behind Flippy the AI-powered robotic kitchen assistant, which raised $44.7M in funding. Prior to that, Kevin was the CFO and COO of DSTLD, a premium denim jeans company that has raised over $10M through equity crowdfunding. Kevin dedicates 10-15 hours to the company per week.

Evan Lowell

Lead Engineer

Evan Lowell serves as our Lead Mechanical Engineer at Piestro and Wavemaker Labs. He has gained valuable experience across various facets of engineering through his time as a Mechanical Design Engineer at Sensata Technologies and a Field Service Engineer at Agilent Technologies. Evan dedicates 30-40 hours to the company per week.

John-Marshall Stubbs

Head of Strategy

John-Marshall Stubbs, our Head of Strategy, is also a Venture Capital investor at Wavemaker Partners, a $400M+ AUM Venture Capital Fund, and serves as the Head of Operations at Graze Mowing, a company building fully-electric and autonomous lawn mowers for the commercial landscaping industry. John-Marshall dedicates 10-15 hours to the company per week.

Kimberly Ng

Head of Business Operations

Kimberly Ng serves as our Head of Business Operations at Piestro and Chief of Staff at Wavemaker Labs. Prior, Kimberly was a Project Manager at Rubicon Project, a digital advertising firm based in Los Angeles, and an Executive Assistant at Lion Capital, a British consumer-focused Private Equity firm. Kimberly dedicates 3-5 hours to the company per week.

Buck Jordan

Director, Member of the Board

Buck has been a Partner at Wavemaker Partners since 2018 and founded Wavemaker Labs, a corporate venture studio in 2016. In addition to his role at Wavemaker Partners, Buck is also the CEO of Miso Robotics. Prior to that, Buck was Managing Partner at an early stage venture fund, Canyon Creek Capital, a position he has held since 2010. Buck is a technologist and early stage venture investor with a successful track record of building businesses at the leading edge of technology and in transformative high growth markets such as robotics, digital media, and consumer products. He has led investments in successful startups such as Relativity Space, Gyft, Winc, Miso Robotics, ChowNow, Jukin Media and several others. His operating expertise was honed during his time as a management consultant, working on Capitol Hill in Senator Arlen Spector's office, and as an Army Blackhawk Pilot. He holds an MBA from the Anderson School of Management. Buck dedicates 2-3 hours to the company per week.

Updates:

Piestro Returns After Their Over-Subscribed Campaign: Reserve Shares Now!

6 days ago

Now taking reservations for our upcoming Regulation A campaign. Reserve shares now before we're qualified!

After fully oversubscribing the company’s $1.07mm Reg CF round from over 1,950 investors around the world, Piestro decided to launch a Reg A+ campaign on StartEngine! Given the investor demand during Piestro's previous campaign, we are sending this update to the Piestro community for early access ahead of any larger marketing and PR campaigns.

Reserve shares today to join Piestro’s powerhouse team on their mission to disrupt a Global Pizza Market projected to hit $233b by 2023.